FORM 8-K

                   SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549


                              CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934



   Date of Report (Date of earliest event reported): April 1, 1998


               First Savings Bank of Washington Bancorp, Inc.
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           (Exact name of registrant as specified in its charter)


      Delaware                    0-26584               91-1691604
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State or other jurisdiction      Commission          (I.R.S. Employer
                                 File Number          Identification No.)




10 S. First Avenue, Walla Walla, Washington                  99362
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(Address of principal executive offices)                   (Zip Code)



   Registrant's telephone number (including area code): (509) 527-3636

                         Not Applicable
   -------------------------------------------------------------
   (Former name of former address, if changed since last report)


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Item 2.  Acquisition or Disposition of Assets
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On April 1, 1998, First Savings Bank of Washington Bancorp, Inc.
("Corporation") consummated the previously announced acquisition of Towne Bancorp, Inc. ("Towne") and its wholly-owned subsidiary Towne Bank. The acquisition was accomplished by the merger of Towne with and into the Corporation. Towne Bank will continue to operate as a subsidiary of the Corporation. Pursuant to the terms of the merger agreement, each share of Towne common stock was converted into the right to receive either 3.355 shares of the Corporation's common stock plus $11.78 in cash or $91.62 in cash, depending on the election of the holder. The Corporation will issue approximately 786,310 shares and pay approximately $7,840,000 in exchange for all of the outstanding shares of Towne common stock. Based on the last reported sale price of the Corporation's common stock on April 1, 1998, such shares had an aggregate value of approximately $20,149,000. Cash will be paid in lieu of fractional shares. In addition, the Corporation assumed Towne Bank's unexercised stock options which converted to options of approximately 111,900 shares of Corporation's common stock. Towne Bank operates four offices in the State of Washington and at December 31, 1997 had assets of $135 million.

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                                 SIGNATURES
                                 ----------

Pursuant to the requirements of the Securities exchange act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



FIRST SAVINGS BANK OF WASHINGTON BANCORP, INC.




DATE: April 3, 1998                          By: /s/ Gary L. Sirmon
                                                 ------------------
                                                 Gary L. Sirmon
                                                 President


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